Exhibit 3

Names and Addresses of the Underwriters

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

E145JP – London

United Kingdom

Banco Santander, S.A.

Ciudad Grupo Santander, Avenida de Cantabria s/n

Edificio Encinar, planta baja

28660, Boadilla del Monte

Madrid, Spain

UBS AG London Branch

5 Broadgate

London EC2M 2QS

United Kingdom